Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, July 24, 2014	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS

RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2014

Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) today reported results for the three months ended June 30, 2014.

Net earnings were $164,000 compared with $491,000 for the second quarter of 2013.  Earnings per diluted share were $.01 compared with $.02 per diluted share for the second quarter of 2013.

The Company’s revenues for the second quarter of 2014 were $46,206,000 compared with $50,048,000 for the second quarter of 2013.  Gaming revenues were $39,284,000 compared to $43,177,000 for the second quarter of last year.  The decline is primarily attributable to the competitive environment in the mid-Atlantic gaming market.

Other operating revenues increased to $6,922,000 compared to $6,871,000 for the second quarter of 2013.  Occupancy levels in the Dover Downs Hotel were approximately 88% for the second quarter of 2014.

General and administrative and depreciation expenses were down slightly compared to the second quarter of 2013, while interest expense was slightly higher.

Regarding the June 2014 gaming legislation which provides that the State’s share of slot revenues shall be calculated after the payment of a portion of equipment vendor costs beginning on July 1, 2014, Denis McGlynn, the Company’s President and Chief Executive Officer, stated:  “We are grateful for the consideration given by our elected officials to the challenges facing the Delaware gaming industry.  Most people now recognize that the current revenue sharing arrangement no longer works in this hyper-competitive region.  While the difficult fiscal situation the legislature was dealing with this year limited the changes made to the current model, we are hopeful that the Lottery and Gaming Study Commission will consider longer term solutions when they reconvene later this year.”

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,500 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Gaming (1)	$39,284	$43,177	$79,066	$88,480
Other operating (2)	6,922	6,871	12,617	12,086
	46,206	50,048	91,683	100,566
Expenses:
Gaming	37,012	40,236	75,366	82,425
Other operating	4,657	4,614	9,053	8,632
General and administrative	1,423	1,427	2,816	2,956
Depreciation	2,273	2,524	4,568	5,033
	45,365	48,801	91,803	99,046

Operating earnings (loss)	841	1,247	(120)	1,520

Interest expense	(440)	(405)	(900)	(807)

Earnings (loss) before income taxes	401	842	(1,020)	713

Income tax (expense) benefit	(237)	(351)	131	(505)

Net earnings (loss)	$164	$491	$(889)	$208

Net earnings (loss) per common share:
- Basic	$0.01	$0.02	$(0.03)	$0.01
- Diluted	$0.01	$0.02	$(0.03)	$0.01

Weighted average shares outstanding:
- Basic	31,962	31,849	31,961	31,848
- Diluted	31,962	31,849	31,961	31,848

(1)         Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)         Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 30,	December 31,
	2014	2013
ASSETS

Current assets:
Cash	$10,365	$12,950
Accounts receivable	3,772	4,248
Due from State of Delaware	4,485	8,225
Inventories	1,819	1,957
Prepaid expenses and other	3,441	2,432
Receivable from Dover Motorsports, Inc.	39	—
Income taxes receivable	132	138
Deferred income taxes	1,333	1,268
Total current assets	25,386	31,218

Property and equipment, net	156,539	160,570
Other assets	814	932
Total assets	$182,739	$192,720

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,918	$4,480
Purses due horsemen	4,530	7,978
Accrued liabilities	10,008	10,513
Payable to Dover Motorsports, Inc.	—	4
Deferred revenue	326	463
Revolving line of credit	43,710	47,040
Total current liabilities	61,492	70,478

Liability for pension benefits	3,136	3,353
Deferred income taxes	2,631	2,725
Total liabilities	67,259	76,556

Stockholders’ equity:
Common stock	1,788	1,774
Class A common stock	1,487	1,487
Additional paid-in capital	4,846	4,663
Retained earnings	108,446	109,335
Accumulated other comprehensive loss	(1,087)	(1,095)
Total stockholders’ equity	115,480	116,164
Total liabilities and stockholders’ equity	$182,739	$192,720

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended
	June 30,
	2014	2013

Operating activities:
Net (loss) earnings	$(889)	$208
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation	4,568	5,033
Amortization of credit facility origination fees	91	97
Stock-based compensation	301	367
Deferred income taxes	(163)	(98)
Gain from insurance settlement	—	(22)
Changes in assets and liabilities:
Accounts receivable	476	602
Due from State of Delaware	3,740	4,741
Inventories	138	(36)
Prepaid expenses and other	(987)	(521)
Receivable from/payable to Dover Motorsports, Inc.	(43)	57
Income taxes receivable/payable	5	147
Accounts payable	(1,562)	(533)
Purses due horsemen	(3,448)	(4,857)
Accrued liabilities	(505)	(694)
Deferred revenue	(137)	31
Other liabilities	(214)	(50)
Net cash provided by operating activities	1,371	4,472

Investing activities:
Capital expenditures	(521)	(976)
Insurance settlement proceeds	—	74
Purchase of available-for-sale securities	(15)	(13)
Proceeds from sale of available-for-sale securities	14	12
Net cash used in investing activities	(522)	(903)

Financing activities:
Borrowings from revolving line of credit	58,510	48,270
Repayments of revolving line of credit	(61,840)	(51,770)
Repurchase of common stock	(104)	(144)
Credit facility fees	—	(70)
Net cash used in financing activities	(3,434)	(3,714)

Net decrease in cash	(2,585)	(145)
Cash, beginning of period	12,950	14,993
Cash, end of period	$10,365	$14,848